Exhibit 10.10

SYNAVANT INC.

EMPLOYEE PROTECTION PLAN

        SYNAVANT Inc. (the "Company") wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company hereby establishes the SYNAVANT Inc. Employee Protection Plan (the "Plan").

SECTION 1—DEFINITIONS

        1.1  "Cause" shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports, directly or indirectly, or by the board of directors of either the Company or the Participating Company which employs the Eligible Employee, (c) failure by the Eligible Employee to observe material policies of the Company or Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

        1.2  "IMS Health" shall mean IMS Health Incorporated.

        1.3  "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors of the Company.

        1.4  "Eligible Employee" shall mean a full-time salaried employee or regular part-time salaried employee of (a) the Company, (b) a Participating Company, or (c) any affiliated entity of the Company (other than a Participating Company) which employee has been selected to participate in the Plan by the Employee Benefits Committee; provided, however, that (i) an employee who has entered into an agreement with the Company or a Participating Company which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Company-sponsored severance plans generally) and which remains in effect at the date of such employee's termination of employment shall not be an Eligible Employee; and (ii) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Employee Benefits Committee, and such Eligible Employee, and any employee who qualifies as an Eligible Employee under clause (c) of this definition, shall be subject to such additional terms and limitations as the Employee Benefits Committee may deem necessary or advisable. Each Eligible Employee shall be designated as within one of the groups specified as "Selected Executives," "Level A," "Level B," or "Level C" on Attachment A hereto.

        1.5  "Eligible Termination" shall mean (a) an involuntary termination of employment by the Company or a Participating Company for any reason, except that, in the case of any Eligible Employee, an involuntary termination for Cause will not constitute an Eligible Termination and, in the case of any Eligible Employee designated as within Level A, Level B, or Level C on Attachment A hereto, an involuntary termination due to unsatisfactory performance will not constitute an Eligible Termination (unless otherwise determined by the Employee Benefits Committee or a person to whom such Committee has delegated authority under the Plan); or (b) a resignation mutually agreed to in writing by the Company or a Participating Company and the Eligible Employee, in which writing it is expressly agreed that benefits under this Plan will be available to the Eligible Employee. The foregoing notwithstanding, an Eligible Termination shall not include (x) a unilateral resignation; or (y) any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Company or an affiliate or, if such termination occurs within six months following the Spinoff Date, at IMS Health, in any case concurrently with his or her termination.

        1.6  "Employee Benefits Committee" shall mean a committee of Company management employees heretofore established by the Committee.

        1.7  "Participating Company" shall mean any entity affiliated with the Company which has been designated to participate in the Plan by action of the Employee Benefits Committee.

        1.8  "Salary" shall mean an Eligible Employee's annual base salary, prior to reductions for voluntary contributions made to any Company plan and excluding amounts paid under such plans, in effect immediately prior to his or her termination of employment, except as otherwise provided in Section 2 hereof and Section 1 of Attachment C hereto.

        1.9  "Severance Agreement and Release" shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Attachment D. The foregoing notwithstanding, the Company may, by action of its chief human resources officer or chief legal counsel or a person delegated authority by one of such persons, modify the form of Severance Agreement and Release to be signed by any Eligible Employee, subject to such limitations or procedures as may be specified by the Employee Benefits Committee.

        1.10 "Spinoff Date" shall mean the date on which there was effected the distribution of common stock of the Company owned by IMS Health to holders of record of shares of common stock, par value $0.01 per share, of IMS Health.

        1.11 "Year of Service" shall mean, for purposes of applying the formula set forth in Attachment B, each full and partial year of employment with the Company, any Participating Company, and otherwise as specified in the final sentence of this definition, in each case beginning with the Eligible Employee's initial date of hire; provided, however, that (i) all partial years of service shall be aggregated for purposes of determining the total number of Years of Service; (ii), in the case of an Eligible Employee who was not continuously employed, no period of employment previously taken into account, if such Eligible Employee was eligible for severance benefits upon any prior termination, shall be taken into account in determining Years of Service hereunder; and (iii), in the case of an Eligible Employee who was a regular part-time employee during any period of employment which would be taken into account in determining his or her Years of Service, such period shall be adjusted to equivalent full-time employment for purposes of determining Years of Service by multiplying the total number of weeks in such period by a fraction the numerator of which is the total number of hours such employee was scheduled to work during each week and the denominator of which is the number of hours a full-time employee would have been scheduled to work during such week, and dividing the product by 52. The Eligible Employee shall continue to accrue Service for purposes of this definition during approved leaves of absence, military service absences, paid holidays, paid vacations, temporary absences due to illness or injury, disability, or any other cause, if and to the extent that service is customarily accrued for purposes of the retirement plan or plans of the Company or Participating Company which then employs the Eligible Employee. With respect to periods of employment with companies which are acquired or become affiliated with the Company after the Spinoff Date, any periods of employment of an Eligible Employee prior to the date of acquisition or affiliation will not be taken into account in determining Years of Service unless expressly approved in writing by the Employee Benefits Committee. Other provisions of this Plan notwithstanding and to the extent required by any Employee Benefits Agreement between IMS Health, and the Company, "Years of Service" shall include all periods of employment prior to the Spinoff Date to the extent such employment would have been taken into account under the IMS Health Employee Protection Plan as in existence immediately prior to the Spinoff Date.

SECTION 2—SEVERANCE BENEFITS

        2.1  Subject to the provisions of this Section 2 (including the condition set forth in Section 2.4), in the event of an Eligible Termination by an Eligible Employee, the Eligible Employee shall be entitled to receive from the Company or a Participating Company the Salary continuation and benefits in the amount determined in accordance with Attachment C for the period specified on Attachment B hereto, subject to Section 2.2 and 2.3.

        2.2  If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee earns or accrues compensation and benefits under any employment or compensatory arrangement for services provided to any party other than the Company or a Participating Company (including as an employee, consultant, owner, partner, associate, agent, independent contractor, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on services of the Eligible Employee), the Salary continuation payments and benefits continuation shall terminate as of the date such services commenced. The Eligible Employee shall inform the Employee Benefits Committee of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced. The Company or a Participating Company shall be entitled to recover from the Eligible Employee any payments and the fair market value of benefits previously made or provided to the Eligible Employee under the Plan which would not have been paid under this Section 2.2 if the Employee Benefits Committee had adequate prior notice of the matters specified in the preceding sentence. If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee becomes reemployed by the Company or a Participating Company or enters into a compensation arrangement with the Company or a Participating Company not contemplated at the time of his or her termination, Salary and benefits continuation hereunder will continue only if and to the extent determined by the Employee Benefits Committee. All determinations under this Section 2.2 shall be made in the sole discretion of the Employee Benefits Committee.

        2.3  Unless otherwise determined by the Employee Benefits Committee, the amount of Salary payable during the period specified in Attachment B shall be reduced by each of the following amounts, if any, applicable to the Eligible Employee (but not reduced to an amount less than zero pursuant to this Section 2.3):

            (i)  the amount of any sign-on bonus or any other amount(s) paid by the Company or any of its affiliated entities to the Eligible Employee (other than the payment of base salary, performance-related bonuses, or reimbursement of business-related expenses incurred by the Eligible Employee) in connection with the Eligible Employee's commencement of employment, if such payment(s) occurred within twelve months of the date of the Eligible Termination, or

          (ii)  the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Company or any affiliated entity, whether the rights to such payments arise from (a) severance or other benefit plans sponsored by the Company or any of its affiliated entities, (b) the laws of any governmental entity, (c) the requirements of any works council or labor organization, or (d) the terms of any agreement between the Eligible Employee and the Company and/or any of its affiliated entities.

If reduced in accordance with this Section 2.3, the aggregate amount of Salary payable during the period specified in Attachment B shall equal the aggregate amount of Salary that would have been payable over the entire period (i.e., before any reduction) minus the amount referred to in clause (i) of this Section and minus the amount referred to in clause (ii) of this Section. Such aggregate amount of Salary shall be payable proportionately over the period during which Salary continuation is to be paid, as specified in Attachment B hereto.

        2.4  The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee's signing a Severance Agreement and Release and the expiration of any revocation period set forth therein.

        2.5  Notwithstanding any other provision contained herein (except as set forth in this Section 2.5), the Chief Executive Officer of the Company or an officer to whom the Chief Executive Officer has delegated authority may, at any time, take such action as such officer, in such officer's sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Section 2.1, including the amount payable as Salary during the period specified in Attachment B, or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided that the Chief Executive Officer or such delegatee reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Employee Benefits Committee. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a "welfare benefit plan" under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        2.6  In the event the Company or a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan if the Eligible Employee does not resume active employment prior to termination of employment. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee's termination of employment or resumption of active employment.

SECTION 3—AMENDMENT AND TERMINATION

        3.1  The Company reserves the right to terminate the Plan at any time and without any further obligation by action of its Board of Directors or such other person or persons to whom the Board properly delegates such authority.

        3.2  The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its Board of Directors, the Committee or such other person or persons to whom the Board or the Committee properly has delegated such authority; provided, however, that the Company may not modify or amend the terms of the Plan in a manner which materially adversely affects the rights of a person who has commenced to receive compensation or benefits hereunder following an Eligible Termination.

        3.3  All modifications of or amendments to the Plan shall be in writing.

SECTION 4—ADMINISTRATION OF THE PLAN

        4.1  The Company shall be the Plan Administrator and shall have the exclusive right, power and authority to:

          (a)  construe and interpret any and all of the provisions of the Plan;

          (b)  establish a claims and appeals procedure; and

          (c)  consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Salary and benefits continuation arising under the Plan.

Any decision or action of the Plan Administrator pursuant to this Section 4.1 shall be in the sole discretion of the Plan Administrator and shall be conclusive and binding on any affected person.

        4.2  With respect to any function of the Plan Administrator under the Plan, the Company may, in its sole discretion, delegate its authority under the Plan to any employee(s) or committee of employees of the Company or Participating Companies, and may designate such employee(s) or committee to function as or act on behalf of the Company.

        4.3  The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

SECTION 5—MISCELLANEOUS

        5.1  Neither the establishment of the Plan nor any action of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company and Participating Companies expressly reserve the right to discharge any employee whenever the interest of the Company or a Participating Company, in its sole judgment, may so require, without any liability on the part of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary.

        5.2  Benefits payable under the Plan shall be paid out of the general assets of the Company or a Participating Company. The Company and any Participating Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company or any Participating Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company or the Participating Company that employed such Eligible Employee.

        5.3  The Company or a Participating Company shall deduct from the amount of any Salary continuation or other benefits payable hereunder amounts required by law to be withheld for the payment of any taxes and any other amount properly to be withheld.

        5.4  Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

        5.5  This Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws, except to the extent superseded by applicable federal law.

        5.6  This Plan will be of no force or effect to the extent superseded by foreign law. In addition, the terms and conditions of participation of any Eligible Employee whose employment is subject to the laws or customs of any jurisdiction other than the United States or a state thereof may be modified by the Employee Benefits Committee to conform to or otherwise take into account such laws and customs; in no event shall severance benefits be payable hereunder if and to the extent that such benefits would duplicate severance benefits payable in accordance with such laws and customs, although severance benefits payable hereunder may supplement those payable under such laws and customs.

        5.7  This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and any predecessor (whether written or unwritten), including any severance arrangement described in any document setting forth an offer of employment. Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of (i) any written individual employment agreement between an employee and the Company or a Participating Company which results in such employee not being an Eligible Employee hereunder; (ii) any Change-in-Control Agreement or other agreement entered into between an employee and the Company or a Participating Company specifically providing for severance payments and benefits upon specified terminations following a change in control of the Company which is in effect at the date of such employee's termination of employment; and (iii) any other agreement entered into between an employee and the Company or a Participating Company after the effective date of this Plan which expressly supersedes the provisions of this Plan (i.e., by naming this plan) and which remains in effect at the date of such employee's termination of employment. Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company or any of its subsidiaries including, but not limited to, amounts paid pursuant to any agreement or law.

        5.8  This Plan shall be effective as of February 28, 2003.

Attachment A

SYNAVANT INC.

EMPLOYEE PROTECTION PLAN

Designated Groups of Eligible Employees

        For purposes of the Employee Protection Plan (the "Plan") of SYNAVANT Inc. (the "Company"), an employee of the Company or any Participating Company (as defined in the Plan) who is an Eligible Employee (as defined in the Plan) shall be assigned to the Designated Group in accordance with the chart below. An Eligible Employee's Designated Group assignment generally will determine the period of Salary and benefits continuation upon an Eligible Termination under Section 2 of the Plan and Attachment B thereto, subject to the terms of the Plan.

Designated Group	Participation Criteria	Salary Range
Selected Executives	Persons who have entered into Change in Control Agreements	N/A
Level A	Persons who have not entered into Change in Control Agreements	$150,000 and greater
Level B	Persons who have not entered into Change in Control Agreements	$75,000-$149,999
Level C	All other Eligible Employees as defined in the Plan	N/A

Attachment C

SYNAVANT INC.

EMPLOYEE PROTECTION PLAN

Certain Terms and Conditions of Salary and Benefits Continuation

        An Eligible Employee entitled to salary and benefits continuation under the Employee Protection Plan (the "Plan") of SYNAVANT Inc. (the "Company") shall, subject to Section 2 of the Plan, receive the payments and benefits specified below. Capitalized terms used but not defined herein shall have the meanings as defined in the Plan.

        1.    Salary Continuation

        The Eligible Employee shall receive Salary continuation for the period specified under Section 2 of the Plan and Attachment B thereto (the "Salary Continuation Period"). Salary continuation hereunder shall be paid at the times during such Salary Continuation Period the Eligible Employee's salary would have been paid if employment had not terminated. Solely for purposes of determining the amount payable during the Salary Continuation Period and for no other purposes of the Plan, the Employee Benefits Committee may, in its sole discretion, include an additional cash amount as part of the amount of Salary continuation, in order to reflect any periodic payment being received as compensation by the Eligible Employee in addition to Salary immediately prior to termination and to ensure comparability of benefits among Eligible Employees receiving benefits under the Plan. All Salary and benefit continuation payments shall be subject to termination upon commencement of employment or services and otherwise as provided in Section 2.2 of the Plan.

        2.    Welfare Benefit Continuation

        Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Company for such benefits. For purposes of determining an Eligible Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee's 18-month or other period of coverage shall commence on the first day of the month following the month that termination occurs.

        3.    Annual Bonus Payment

        Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination shall be paid if the Eligible Employee was a participant in the annual bonus plan of the Company or a Participating Company (the "Annual Incentive Plan") immediately prior to termination of employment and the Eligible Employee was employed by the Company or a Participating Company for at least six full months during the calendar year of termination. In such event, the Eligible Employee shall receive a cash amount equal to the actual bonus which would have been payable to the Eligible Employee under such Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. The foregoing notwithstanding, (i) no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance, unless otherwise determined by the Employee Benefits Committee or, in the case of an executive officer of the Company, by the Compensation and Benefits Committee of the Company's Board of Directors, and (ii) no amount shall be paid under this paragraph in the event that Salary and benefits continuation has previously ceased by operation of Section 2.2 of the Plan. The terms of this paragraph 3 supersede those of any Annual Incentive Plan, so that no payment shall be made under such Annual Incentive Plan to an Eligible Employee following an Eligible Termination except as provided hereunder. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan providing bonuses based on 12-month performance periods other than the calendar year.

        4.    Long-Term Bonus Payments and Other Compensation Plans

        Bonus payouts under any bonus plan with a performance cycle of greater than one year (the "Long-Term Plan") of the Company or a Participating Company in which the Eligible Employee participates immediately prior to termination shall be determined and governed in accordance with the terms of such Long-Term Plan. Payments, forfeitures, and other events under any compensatory plan, other than those referred to in paragraphs 1 through 4 hereof, of the Company or a Participating Company shall be determined and governed in accordance with the terms of such plan.

        5.    Death

        Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Attachment C shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

        6.    Other Benefits

        The Eligible Employee shall be entitled to such outplacement services during the Salary Continuation Period as may be provided by the Company or a Participating Company. During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

        7.    No Further Grants, Etc.

        Following an Eligible Employee's termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the Company. Any unexercised options (whether vested or unvested), unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

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Attachment D

SEVERANCE AGREEMENT AND RELEASE

Please click the link below for the Severance Agreement and Release Document that is appropriate for you:

Attachment D—Georgia Employees Under 40 Years of Age

Attachment D—Georgia Employees 40 Years of Age and Older

Attachment D—Non-Georgia Employees Under 40 Years of Age

Attachment D—Non-Georgia Employees 40 Years of Age and Older

Appendix to Severance Agreement and Release

Summary of Terms Relating to Salary and Benefits Continuation
Under the SYNAVANT Inc. Employee Protection Plan

  Note:
  Terms have the meanings defined in the Employee Protection Plan and in the Severance Agreement and Release

Employment with Company Since:
Effective Date of Resignation:
Positions Resigned:
Effective Date of Eligible Termination
Scheduled Date on Which Salary and Benefits will Cease (the "Severance Termination Date")*:
Employee "Obligation Period" extends through date:
Salary Continuation*:	$ per week for weeks
Welfare Benefit Continuation*:	[LIST NAMES OF MEDICAL, DENTAL, LIFE PLANS UNDER WHICH EMPLOYEE COVERED]
Annual Bonus Payment*:	/12 of the annual bonus otherwise payable to you at time of normal payment.
Long-Term Bonus Payments:	[ /y of the long-term bonus otherwise payable to you for the cycles at time of normal payment.] [CONFORM TO L-T BONUS PLAN TERMS]
Executive Outplacement:	As provided by the Company.
[Financial Planning/Counseling:]
*
Subject to termination in the event Employee earns or accrues compensation from non-Company sources prior to Severance Termination Date

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Employee Protection Plan. Refer to your summary plan description for more detail.

Attachment B

SYNAVANT INC.

Employee Protection Plan

	Selected Executives	Level A	Level B	Level C
	(Persons with Change-in-Control Agreements ("C-in-C Agreements")	(Persons with no C-in-C Agreement and Salary of $150,000 and up)	(Persons with no C-in-C Agreement and Salary of $75,000-$149,999)	(All Other Eligible Employees)
Less than 1 Year of Service	26 weeks of salary and benefits continuation	12 weeks of salary and benefits continuation	8 weeks of salary and benefits continuation	4 weeks of salary and benefits continuation

One Year of Service and over	3 weeks of salary and benefits continuation for each Year of Service	2 weeks of salary and benefits continuation for each Year of Service	2 weeks of salary and benefits continuation for each Year of Service	1.5 weeks of salary and benefits continuation for each Year of Service
	Subject to minimum and maximum	Subject to minimum and maximum	Subject to minimum and maximum	Subject to minimum and maximum

Minimum—	26 weeks	12 weeks	8 weeks	4 weeks
Maximum—	104 weeks	52 weeks	52 weeks	52 weeks